Exhibit 4.2

Summary of a supplementary agreement between Fangda and Bonso signed on July 31, 2018.

Party A: Bonso Electronics (Shenzhen) Co., Ltd. (hereafter "Bonso")
Party B: 深圳市方大置业发展有限公司 (hereafter "Fangda")

Highlight of the agreement

(1) Both parties signed an final agreement on November 6, 2017 on redeveloping the factory land in Bao An District of Shen Zhen currently held by Bonso.

(2) Both parties understood that the direction of the government was to review and approve proposals on changing to “M1” type factory land.

(3) Therefore, both parties agreed that the redevelopment plan will be for changing to “M1” type factory land, with the aim on applying for changing at most 20% of the factory land to “M0” type, according to the government guidelines.

(4) Both parties agreed to waive the the original requirement in the final agreement on obtaining  a plot ratio of not less than 5.0 for the project.

(5) The parties will receive their proportion of the total floor area of the redeveloped property according to the final agreement.